January 17, 2024

Schroder Investment Management North America Inc.

7 Bryant Park, Suite 1600

New York, NY 10018

Investment Advisory Agreement For Subadviser

(Embark Cayman Fund V Ltd)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606, is the investment adviser to Embark Cayman Fund V Ltd (the “CFC”). The Fund has been incorporated under the laws of the Cayman Islands to enable the Embark Commodity Strategy Fund (the “Harbor Fund”) to gain exposure to certain types of commodity-linked derivative instruments. The Harbor Fund is a series of Harbor Funds II, a U.S. registered investment company, and the Fund is a wholly owned subsidiary of the Harbor Fund. Schroder Investment Management North America Inc. (“you”, “your” or “yours”) serves as sub-investment adviser to the Harbor Fund. The Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a sub-investment adviser and to perform such services under the Agreement. Accordingly, the Adviser and the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	The Certificate of Incorporation of the Fund;

(b)	The Memorandum and Articles of Association of the Fund as in effect on the date hereof (the “Organizational Documents”); and

(c)	Resolutions of the Board of Directors of the Fund selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the Organizational Documents, as amended or supplemented, and any investment guidelines or other instructions received in writing from the Adviser. The Board of Directors or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. If and when the Adviser is notified of any such addition or

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

withdrawal, the Adviser shall promptly notify you of the same. You will determine what securities and other financial instruments shall be purchased for such portion of the Fund’s assets, what securities and other financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and other provisions of the Fund’s Organizational Documents, as amended or supplemented, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish and deliver to you in writing. In accordance with paragraph 6, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

You shall have no responsibility for actions taken in reliance on the Organizational Documents; the Fund’s written investment objectives and policies; and written instructions, each as in effect from time to time. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies in all material respects with the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all applicable rules and regulations thereunder, all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Organizational Documents, as amended or supplemented. You shall also ensure, in managing the Fund’s assets and with respect to the Harbor Fund’s investment in the Fund, that the Harbor Fund remains in compliance in all material respects with all applicable requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and all rules and regulations thereunder and with the Internal Revenues Code of 1986, as amended. For the avoidance of doubt, you shall not provide the Adviser with tax advice or accounting advice or services and shall have no responsibility to take into account the Adviser’s tax status in providing the services set forth hereunder. You are under no obligation to report to the Adviser on the tax consequences of buying or selling assets in the Fund.

The Board has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of the Fund’s shareholders. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

You shall maintain written compliance policies and procedures that are reasonably designed to ensure the Fund’s compliance with the foregoing and to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Fund and the Adviser with such reports and certifications and with such access to your officers and employees as the Fund

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon detection of any material breach of any of the Fund’s policies, guidelines or procedures and of any material violation of any applicable law or regulation relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser that would reasonably be considered material to the Adviser.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly upon request and without any charge to the Fund any of such records required to be maintained by you; provided, however, that copies may be (i) retained for legal or compliance reasons; or (ii) stored on a hard drive of a computer to the extent it is not capable of being deleted or expunged therefrom. Any information retained pursuant to (i) or (ii) above shall remain at all times subject to the terms of this Agreement.

Upon reasonable request from the Adviser, you will reasonably assist the Fund in valuing securities or other financial instruments of the Fund as may be required from time to time, including making available, upon request, information of which you have knowledge related to the securities or other financial instruments being valued.

You shall use commercially reasonable efforts to promptly provide the Fund and the Adviser with any information you receive regarding opt in class action claims involving any security held in the Fund as part of your management of the mandate and shall cooperate with the Fund and the Adviser upon their request by providing factual information in your possession regarding such securities to the extent legally permissible and necessary for the Fund or the Adviser to pursue and/or participate in any such action.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund or of the Adviser. You will make your officers and employees available to meet with the Fund’s Board of Directors or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions. You will cooperate with the Fund’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 5.

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

You may not delegate to any person, including to one or more companies that you control, are controlled by, or are under common control with, or to specified employees of any such companies, any of your duties under this Agreement without the prior written consent of the Adviser. You are authorized and have engaged your affiliate, Schroder Investment Management North America Limited, to perform investment advisory services for the Fund. Notwithstanding anything in this provision or this Agreement to the contrary, the Adviser acknowledges and agrees that you may perform non-portfolio management services contemplated by this Agreement directly or through your affiliates as you believe reasonably necessary to assist you in carrying out your obligations under this Agreement.

3.

Use of Derivatives and Collateral. You may use derivatives, including foreign exchange transactions, in managing the Fund in accordance with its investment objectives and guidelines. To the extent so authorized, the Adviser agrees that you, on the Fund’s behalf and on such terms as you deem appropriate, may take any and all such steps as may be required or permitted by the rules and regulations and/or by appropriate market practice to engage in derivatives transactions, including, but not limited to, entering into agreements, including ISDA agreements and Credit Support Annexes, clearing agreements, completing documentation for clearing and swap execution facilities, making representations and granting, and providing or executing counterparty documentation, ISDA protocol adherence documentation and account opening documentation on the Fund’s behalf, on such terms as you deem appropriate.

Further, you may, acting as agent on the Fund’s behalf, agree to a collateral mechanism with counterparties in the market and instruct the custodian to advance cash or securities as collateral to an account designated by a broker to meet margin/collateral payments if and to the extent required by the rules of exchanges or markets on which such instruments are dealt or as may have been agreed in any master agreement or other contract with a counterparty including with respect to agency MBS collateral. The Adviser authorizes you, to the extent required by regulatory agencies or market practice, to reveal its and the Fund’s identity and address to any broker through which or with which financial derivatives and foreign exchange instruments are traded or cleared. You may use such clearing firm as you deem appropriate to clear your derivatives transactions.

The Adviser covenants that it shall not hold you liable for any loss, howsoever arising and whether in contract, tort, equity, for breach of statutory duty or for any other reason whatsoever, incurred by the Adviser as a result of the Fund lacking full capacity to invest in financial derivatives on the terms set out in this Agreement and the applicable regulations, subject to paragraph 6 of this Agreement.

4.

Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund, including, but not limited to, fees of the Fund’s accountant, transfer agent, custodian and other service providers; tax reporting; taxes levied against the Fund or any of its property; and interest expenses of the Fund.

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

5.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Organizational Documents by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 5.

6.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of securities and other financial instruments for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of securities and other financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by law and approved by the Board of Directors. You or your agent shall arrange for the placing of all orders for the purchase and sale of securities and other financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution available. In assessing the most favorable execution available, you may consider all factors you deem relevant, including, but not limited to, the breadth of the market in the security or other financial instrument, the price of the security or other financial instrument, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers if you determine, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to the Fund, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

You will advise the Fund’s custodian and the Adviser on a prompt basis of each purchase and sale of a security and other financial instrument, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Fund or the Adviser may request, you will furnish to the Fund’s officers and to each of its Directors reports on portfolio transactions and reports on issues of securities and other financial instruments held in the portfolio, all in such detail as the Fund or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in an attempt to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

To the extent you engage in block trades in futures and other derivatives, you agree to fulfill any relating notification requirements with respect to the Fund under applicable requirements of the Commodity Futures Trading Commission (“CFTC”).

7.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. You do not guarantee the performance, returns, increase in or retention of value or profitability of the Fund or that the investment objectives or targets of the Fund will successfully be achieved, whether in whole or in part.    You shall have no responsibility with respect to any assets of the Adviser other than those of the Fund that are the subject of this Agreement and shall not be responsible for any indirect, consequential, special, or punitive damages or any loss incurred by reason of any act or omission of any broker or dealer, counterparties, custodian, or other unaffiliated agent or service provider to the Fund nor for the failure of any relevant exchange or clearing house.

8.	Representations and Warranties. You represent and warrant that:

(a)	You are an investment adviser registered under the Investment Advisers Act;

(b)

You are or will be registered as a Commodity Trading Advisor (“CTA”) and a Commodity Pool Operator (“CPO”) under the Commodity Exchange Act with the CFTC and the National Futures Association (“NFA”), or are not required to register pursuant to an applicable exemption;

(c)

You are a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

(d)

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

(e)

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

(f)	You will promptly notify the Adviser and the Fund if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Fund.

9.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until terminated. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Directors, by vote of the Harbor Fund as sole shareholder of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 202(a) of the Investment Advisers Act (particularly the definitions of “assignment”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 7, 11 and 14 shall survive the termination of this Agreement.

10.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles.

12.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Fund nor the Directors shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as none of the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

13.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds II with respect to transactions by the Fund in securities or other financial instruments.

14.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law; provided, however, the Adviser hereby authorizes you to disclose such non-public information relating to the Adviser and the Fund to your affiliates and any service providers as reasonably necessary in connection with managing the Fund in accordance with this Agreement and to the extent requested by applicable regulatory authority or required by law. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own or your affiliates’ (or your respective directors, officers and employees) benefit to the detriment of the Fund. If you are requested or required by law to disclose any confidential information by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena, then you shall promptly notify the Adviser of the request, to the extent legally permitted to do so, to allow the Adviser the opportunity to legally contest or limit the scope and terms of any such disclosure required by law.

The Adviser will keep confidential any non-public information related to you and its affiliates that it obtains as a result of this Agreement.

15.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as the Fund remains in existence and you serve as subadviser to the Fund, the Adviser shall be permitted to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “IP”) on its website and in advertising, promotional and marketing materials for the Harbor funds (collectively, “Materials”), subject to the terms of this paragraph 15.

The Adviser will be permitted to use the IP in any Materials solely for the purpose of identifying you as the subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of the Harbor funds, without your prior approval. With respect to all other Materials, the Adviser’s use of the IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt; provided, that, the Adviser will endeavor to provide you with as

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

much time as reasonably possible for the review of such samples of Materials. Following your review and approval of a sample of any Materials containing the IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of the Harbor funds, provided that the modifications do not materially change the character or substance of the Materials. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations.

16.

Force Majeure. Neither party shall be liable for failure to perform or the delay in performance of any of its obligations hereunder if, and to the extent that, such failure or delay is caused by events beyond its reasonable control including, but not limited to: fire; flood; earthquake; elements of nature; acts of God; riots; civil disorders; rebellions or revolutions in any country; any failure, error, unreliability or lack of integrity of any electronic systems, computer facilities or software; internet disruptions; work stoppage; or delays or failure to act of any carrier or agent (a “Force Majeure Event”); provided that such non-performing party maintains a business continuity plan that makes provision for prompt and efficient handling of any incident which impairs such party’s ability to perform its obligations under this Agreement. The non-performing party shall promptly notify the other party of the circumstances causing its delay or failure to perform. For as long as such circumstances prevail, the party whose performance is delayed or hindered shall continue to use commercially reasonable efforts to minimize the length and effect of delays and shall re-commence performance as soon as reasonably practicable after the cessation of the Force Majeure Event.

[Signatures appear on the following page]

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT. AS APPLICABLE, THE ADVISER HAS OBTAINED ALL NECESSARY GOVERNMENTAL, REGULATORY, SELF-REGULATORY AND EXCHANGE LICENSES, REGISTRATIONS, MEMBERSHIPS AND APPROVALS AND HAS EFFECTED ALL FILINGS WITH EXCHANGE AUTHORITIES AND WITH GOVERNMENTAL, REGULATORY AND SELF-REGULATORY AGENCIES REQUIRED TO CONDUCT ITS BUSINESS AND TO ACT AS DESCRIBED AND CONTEMPLATED IN THE AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY REQUIRED REGISTRATION AS A COMMODITY POOL OPERATOR AND/OR COMMODITY TRADING ADVISOR UNDER THE COMMODITY EXCHANGE ACT AND MEMBERSHIP IN THE NATIONAL FUTURES ASSOCIATION.

EMBARK CAYMAN FUND V LTD

By:	/s/ Charles F. McCain
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Kristof Gleich
Kristof Gleich, President

Schroder Investment Management North America Inc.

EMBARK CAYMAN FUND V LTD

JANUARY 17, 2024

The foregoing Agreement is hereby accepted as of the date thereof.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William Sauer
	Name:	William Sauer
	Title:	Authorized Signatory

	By:	/s/ Jennifer Horne
	Name:	Jennifer Horne
	Title:	Senior Client Director